Exhibit A
ECO DEPOT, INC.
15954 Jackson Creek Parkway Unit B Monument, CO 80132 • Tel 719-237-2838 • Fax 719-495-8458
To The Attention of Mr. James Michael Ator,
This letter will serve as the official notification of your termination as CFO and Director pursuant to the board of directors meeting held on July 24, 2008. Please be advised that this is a termination for cause effective immediately as per the letter of engagement executed between yourself and the company.
Minutes of the July 24, 2008 Meeting of the Board of Directors of Eco Depot, Inc
(A Nevada Corporation)
This meeting is being held by authorization of the directors of Eco Depot, Inc. on July 24, 2008.
Attendance:
The following directors were present in person: Steven A Weaver, Sara K. Prescott-Weaver, Bruce Allen King, Greg Strahl Steven A .Weaver acted as Chairman and Secretary.
The Chairman called the meeting together and noted there was 4 in attendance constituting a valid voting quorum pursuant to the Corporate By-laws.
The Chairman stated by the attendance of a voting quorum that he had waived his right of advanced notice.
Order of business:
The Chairman then turned to the order of business of the meeting.
saweaver11@hotmail.com •

1.	Election of Board Members The following board members have been duly elected: Steven A. Weaver Sara K. Prescott-Weaver Bruce A. King Greg Strahl Cary Harlan Black

2.	Departure of Directors or Certain Officers
Pursuant to the board of directors meeting of July 24th 2008, James Michael Ator has been dismissed for cause pursuant to the Chief Financial officer letter of engagement: Exhibit C attached.

Mr. Ator has been found to be in violation of Section 3: Duration By the party’s failure to timely or properly perform the services as required in the contract resulting in automatic termination as per the contract.

Mr. Ator has been found to be in violation of Section 5:Records, Due to the party’s refusal to provide the financial records used in The preparation of the 2007 10ksb Annual Report and the 1st Quarter 2008 10qsb.

Mr. Ator has been found to be in violation of Section 6: Confidential/Proprietary Information. Confidential information was provided to Francis Abellan Villena — another employer of Mr. Ator not legally affiliated with the company.

Please refer to Exhibit A: Termination notification of James Michael Ator, which has been provided to Mr. Ator concurrent to this filing.

Please refer to Exhibit B: Minutes of the board of directors meeting dated July 24, 2008
All the above have been approved by the Board of Directors of Eco Depot Inc. as indicated by the signatures below.

/s/ Steven A. Weaver - President	Date	8/08/08

Steven A. Weaver, Director

/s/ Sara K. Prescott-Weaver - Director	Date	8/8/08

Sara K. Prescott-Weaver, Director

/s/ Bruce Allen King - Director	Date	8/8/08

Bruce Allen King, Director

/s/ Greg Strahl - Director	Date	8/8/08

Greg Strahl, Director